Exhibit 99.1
          Court Rules in Favor of ARIAD and Co-Plaintiffs in
            Lilly NF-(kappa)B Patent Infringement Lawsuit:
                  Patent Found Valid and Enforceable

       U.S. Patent & Trademark Office Issues Final Office Action

    CAMBRIDGE, Mass.--(BUSINESS WIRE)--July 9, 2007--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) and its co-plaintiffs today announced that Judge Rya W. Zobel of the United States District Court for the District of Massachusetts has found in favor of the plaintiffs in their lawsuit against Eli Lilly and Company ("Lilly") alleging infringement of the plaintiffs' pioneering U.S patent covering methods of treating human disease by regulating NF-(kappa)B cell-signaling activity. The Judge's opinion found that the patent is valid and enforceable and that judgment may be entered for the plaintiffs in accordance with the verdict of the jury and the Court's findings of fact and conclusions of law.

    In May 2006, the jury ruled unanimously in favor of the plaintiffs in finding that the claims of the NF-(kappa)B patent asserted in the lawsuit are valid and infringed with respect to Lilly's osteoporosis drug, Evista(R), and Lilly's septic shock drug, Xigris(R). The jury awarded damages to the plaintiffs in the amount of approximately $65.2 million, based on the jury's determination of a reasonable royalty rate of 2.3% to be paid by Lilly to the plaintiffs based on U.S. sales of Evista and Xigris from filing of the lawsuit on June 25, 2002 through February 28, 2006. The jury awarded further damages on an ongoing basis, in amounts to be determined, equal to 2.3% of U.S. sales of Evista and Xigris through the year 2019, when the patent expires.

    The co-plaintiffs are Massachusetts Institute of Technology, The Whitehead Institute for Biomedical Research, and The President and Fellows of Harvard College.

    "We are extremely pleased with the Court's decision which upholds the validity and enforceability of our pioneering NF-(kappa)B patent and believe this is a significant step forward for ARIAD and our co-plaintiffs," said Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD. "While Lilly has the right to challenge the verdict, we are confident that the verdict will be upheld by the U.S. Court of Appeals for the Federal Circuit."

    ARIAD also announced today that the U.S. Patent and Trademark Office issued a final Office action in its reexamination of the NF-(kappa)B patent (U.S. Patent No. 6,410,516) and rejected the patentability of certain claims of the patent, including those claims being asserted in the Lilly lawsuit and a separate lawsuit against Amgen, Inc. and Wyeth. ARIAD plans to respond to this Office action promptly and, if necessary, appeal the decision through all appropriate means of review within the Patent Office and the courts. The NF-(kappa)B patent remains valid and enforceable through the appeals process. The Company estimates that the entire appeals process relating to the reexamination may take approximately two years, or longer.

    About ARIAD

    ARIAD is engaged in the discovery and development of breakthrough medicines to treat cancer by regulating cell signaling with small molecules. The Company is developing a comprehensive approach to patients with cancer that addresses the greatest medical need - aggressive and advanced-stage cancers for which current treatments are inadequate. Medinol Ltd. also is developing stents and other medical devices that deliver ARIAD's lead cancer product candidate to prevent reblockage at sites of vascular injury following stent-assisted angioplasty. ARIAD has an exclusive license to pioneering technology and patents related to certain NF-(kappa)B treatment methods, and the discovery and development of drugs to regulate NF-(kappa)B cell-signaling activity, which may be useful in treating certain diseases. Additional information about ARIAD can be found on the web at http://www.ariad.com.

    This press release contains "forward-looking statements," including statements related to our NF-(kappa)B patent litigation and reexamination. Forward-looking statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, the costs associated with our research, development, manufacturing and other activities, the conduct and results of pre-clinical and clinical studies of our product candidates, difficulties or delays in obtaining regulatory approvals to market products resulting from our development efforts, our reliance on partners and other key parties for the successful development, manufacturing and commercialization of products, the adequacy of our capital resources and the availability of additional funding, patent protection and third-party intellectual property claims relating to our and any partner's product candidates, the timing, scope, cost and outcome of legal and patent office proceedings concerning our NF-(kappa)B patent portfolio, the potential acquisition of or other strategic transaction regarding the minority stockholders' interests in our 80%-owned subsidiary, ARIAD Gene Therapeutics, Inc., future capital needs, key employees, markets, economic conditions, prices, reimbursement rates, competition and other factors detailed in the Company's public filings with the U.S. Securities and Exchange Commission. The information contained in this document is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.


    CONTACT: For ARIAD Pharmaceuticals, Inc.
             Ed Fitzgerald, 617-621-2345
             or
             Pure Communications
             Sheryl Seapy, 949-608-0841